FNCB REPORTS 2003 EARNINGS

        Improvement in both net interest income and fee income contributed to increased earnings at First National Community Bancorp, Inc., the parent company of First National Community Bank. During the fourth quarter, net income totaled $1.977 million compared to $1.926 million in 2002 due to a $555,000, or 10%, improvement in net interest income. For the full year of 2003, net income totaled $8.6 million which was $612,000, or 8%, higher than the $8.0 million reported a year earlier. Basic earnings per share increased 5% from $1.56 in 2002 to $1.64.

        During 2003, total assets increased $81 million to $816 million. Highlights of the year include a 13% increase in net loans, a $62 million increase in total deposits and a 9% increase in total capital. Net interest income improved 6% over the prior period while other income improved $508,000, or 14%.

        Cash dividends paid in 2003 totaled $3,267,000 or $.62 per share which represents a 15% increase in the total dividend and a 13% increase in the per share dividend compared to the 2002 level.

        First National Community Bank operates sixteen offices throughout Lackawanna and Luzerne counties.